EXHIBIT 99.1

Greif Reports Second Quarter 2012 Results

DELAWARE, Ohio (June 6, 2012) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its second quarter, which ended April 30, 2012. The company reported second quarter net sales of $1,095.3 million, operating profit of $74.3 million and net income attributable to Greif, Inc. of $36.8 million, or $0.63 per diluted Class A share. EBITDA was $111.3 million. Operating profit before special items was $85.6 million and net income attributable to Greif, Inc. before special items was $44.9 million, or $0.77 per diluted Class A share.

(Dollars in millions, except per share amounts)	Three months ended April 30,		Six months ended April 30,
Selected Financial Highlights	2012	2011	2012	2011
Net sales	$1,095.3	$1,050.7	$2,088.0	$1,994.5
Operating profit	74.3	91.3	132.6	160.0
Operating profit before special items	85.6	104.3	155.0	184.5
Net income attributable to Greif, Inc.	36.8	50.9	60.7	92.3
Net income attributable to Greif, Inc. before special items	44.9	61.0	76.7	111.1
Diluted Class A earnings per share attributable to Greif, Inc. common shareholders	0.63	0.87	1.04	1.58
Diluted Class A earnings per share attributable to Greif, Inc. common shareholders before special items	0.77	1.04	1.32	1.89
EBITDA[1]	111.3	118.6	208.5	222.3
EBITDA before special items	122.6	131.6	230.9	246.8

Special items
Restructuring charges	$10.1	$5.0	$19.0	$8.0
Acquisition-related costs	1.2	8.0	3.4	16.5
Total special items	11.3	13.0	22.4	24.5
Total special items, net of tax	8.1	10.1	16.0	18.8

	Apr. 30, 2012	Oct. 31, 2011
Working capital[2]	$384.5	$375.5
Net working capital[2]	279.6	248.1
Long-term debt	1,286.0	1,345.1
Net debt[3]	1,305.1	1,367.5

David B. Fischer, president and chief executive officer, said, “Our second quarter results reflected generally stable market conditions and gradually improving volumes in the Rigid Industrial Packaging & Services segment. Solid performances by businesses operating in North America were partially offset by lower volumes and market pressure for businesses operating in Europe. While we have seen modest improvements in our European businesses, we continue to monitor these markets closely given continuing broader economic uncertainty in the region.

“We are pleased with the results of our focus on cash flow and expect to benefit further from acquisition integration initiatives during the second half of this year.”

[1]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization.
[2]	Working capital represents current assets less current liabilities. Net working capital represents working capital less cash and cash equivalents.
[3]	Net debt represents long-term debt plus the current portion of long-term debt plus short-term borrowings less cash and cash equivalents.

Note:	A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Second quarter 2012

Net sales were $1,095.3 million for the second quarter 2012 compared with $1,050.7 million for the same period in 2011. The 4 percent increase was due to higher sales volumes (5 percent), increased selling prices (2 percent) primarily resulting from the pass-through of higher raw material costs offset in part by the negative impact of foreign currency translation (3 percent). The 5 percent increase in sales volumes included an 8 percent increase from acquisitions partially offset by a 3 percent decrease in sales volumes on a same-structure basis. This decrease was principally due to weak market conditions in the Rigid Industrial Packaging & Services and Flexible Products & Services segments, primarily in Europe, compared with a year ago. Sales volumes in the Paper Packaging segment increased by 6 percent during second quarter 2012 compared with the same period last year.

Gross profit decreased to $203.1 million for the second quarter 2012 from $207.3 million for the same period in 2011. Gross profit margin was 18.5 percent for the second quarter 2012 versus 19.7 percent a year ago. The decline in gross profit margin was principally due to lower volumes and market pressure in Europe in the Rigid Industrial Packaging & Services and Flexible Products & Services segments, which was partially offset by higher volumes and lower input costs in the Paper Packaging segment compared with a year ago. There was also a charge of $2.8 million in the second quarter 2012 for a correcting adjustment related to third-party containerboard trades in a prior period in the Paper Packaging segment.

SG&A expenses were $121.9 million for the second quarter 2012 compared with $113.9 million for the second quarter 2011. The $8.0 million increase was primarily due to the inclusion of SG&A expenses for acquired companies and a $2.4 million non-cash impairment charge related to properties under contract for sale partially offset by lower acquisition-related costs. Acquisition-related costs of $1.2 million and $8.0 million were included in SG&A expenses for the second quarters of 2012 and 2011, respectively. SG&A expenses were 11.1 percent and 10.8 percent of net sales for the second quarters of 2012 and 2011, respectively.

Second quarter 2012 restructuring charges were $10.1 million compared with restructuring charges of $5.0 million during the second quarter 2011. These charges were related to the consolidation of operations in the Flexible Products & Services segment due to the ongoing implementation of the Greif Business System and rationalization of operations in Rigid Industrial Packaging & Services.

Operating profit was $74.3 million for the second quarter 2012 compared with $91.3 million for the same period last year. This was primarily due to lower results in Europe for Rigid Industrial Packaging & Services and Flexible Products & Services partially offset by strong results in Land Management.

Interest expense, net, was $24.1 million for the second quarter 2012 compared with $18.6 million for the second quarter 2011. The increase was primarily due to the higher level of debt outstanding during second quarter 2012 compared with second quarter 2011. This higher debt level was attributable to acquisitions completed during the past year and related working capital requirements.

Income tax expense was $13.3 million for the second quarter 2012 compared with $14.8 million for the same period last year due to a decline in income before income tax expense and equity earnings of unconsolidated affiliates, net of tax, and a change in the global earnings mix compared with second quarter 2011. The annual book tax rate was 28.5 percent for the second quarter 2012 compared with 23.5 percent a year ago. The cash tax rate for fiscal 2012 is expected to be approximately 20 percent, which is consistent with the prior year’s rate.

Net income attributable to Greif, Inc. was $36.8 million, or $0.63 per diluted Class A share and $0.95 per diluted Class B share, for the second quarter 2012 compared with net income of $50.9 million, or $0.87 per diluted Class A share and $1.31 per diluted Class B share, for the second quarter 2011.

EBITDA was $111.3 million and $118.6 million for the second quarters of 2012 and 2011, respectively. This decrease was primarily due to the same factors that impacted operating profit. Depreciation, depletion and amortization expense was $39.7 million for the second quarter 2012 compared with $34.6 million for the same period last year.

Segment Results

Rigid Industrial Packaging & Services

Net sales increased 8 percent to $802.9 million for the second quarter 2012 compared with $743.9 million for the second quarter 2011. On a same-structure basis, sales volumes declined 5 percent due to economic conditions and market pressure, primarily in Europe. Sales volumes benefited from a 12 percent increase due to acquisitions. Average selling prices increased 4 percent for the second quarter 2012 primarily due to the pass-through of higher raw material costs. There was also a negative 3 percent impact of foreign currency translation.

Gross profit was $147.1 million and $145.2 million for the second quarters of 2012 and 2011, respectively. Gross profit margin declined to 18.3 percent for the second quarter 2012 from 19.5 percent for the second quarter 2011. The decrease in gross profit margin compared with last year was due to lower volumes and increased market pressure.

Operating profit was $54.8 million for the second quarter 2012 compared with $66.1 million for the same period last year. Solid results in North America and Asia contrasted with lower results in Europe. There were $5.5 million of restructuring charges for second quarter 2012, primarily related to contingency actions implemented during the quarter, compared with $2.3 million for the same period last year, and $0.8 million and $2.7 million of acquisition-related costs for the second quarters of 2012 and 2011, respectively.

EBITDA was $80.9 million and $82.8 million for the second quarters of 2012 and 2011, respectively, due to the same factors that impacted the segment’s operating profit. Depreciation, depletion and amortization expense was $27.3 million for the second quarter 2012 compared with $21.8 million for the same period last year.

Flexible Products & Services

Net sales were $113.9 million for the second quarter 2012 compared with $134.8 million for the second quarter 2011. The $20.9 million decline was attributable to lower sales volumes due to weak market conditions in Europe, which represents a majority of this segment’s sales.

Gross profit was $22.1 million for the second quarter 2012 versus $29.0 million a year ago. Gross profit margin decreased to 19.4 percent for the second quarter 2012 from 21.5 percent for the second quarter 2011. The decline in gross profit margin was primarily attributable to lower sales volumes.

Operating loss was $1.9 million for the second quarter 2012 compared with operating profit of $2.0 million for the second quarter 2011. The negative impact of lower volumes and higher restructuring charges was partially offset by lower acquisition-related costs. There were $4.6 million of restructuring charges for second quarter 2012 primarily related to the consolidation of operations, compared with $3.2 million for the same period last year, and $0.4 million and $5.3 million of acquisition-related costs for the second quarters 2012 and 2011, respectively.

EBITDA was $0.5 million for the second quarter 2012 and $4.6 million for second quarter 2011. Depreciation, depletion and amortization expense was $3.8 million and $4.1 million for second quarters of 2012 and 2011, respectively.

Paper Packaging

Net sales increased 3 percent to $170.6 million for the second quarter 2012 compared with $166.5 million for the second quarter 2011. Higher volumes were partially offset by modestly lower selling prices that resulted primarily from changes in product mix.

Gross profit was $30.2 million for the second quarter 2012 compared with $31.3 million a year ago due to the lower selling prices and higher transportation costs that were substantially offset by higher volumes and lower costs for old corrugated containers (OCC) and utilities. Gross profit margin decreased to 17.7 percent for the second quarter 2012 from 18.8 percent for the second quarter 2011.

Operating profit was $14.3 million for the second quarter 2012 versus $20.9 million for the second quarter 2011. Lower selling prices and higher transportation costs were substantially offset by higher volumes and lower OCC and utility costs. Second quarter 2012 operating profit included a charge of $2.8 million for a correcting adjustment related to third-party containerboard trades in a prior period and a $2.4 million non-cash impairment charge related to properties under contract for sale.

EBITDA was $22.0 million for the second quarter 2012 compared with $28.1 million for the second quarter 2011 due to the same factors noted above. Depreciation, depletion and amortization expense was $7.8 million and $7.9 million for second quarters of 2012 and 2011, respectively.

Land Management

Net sales were $7.9 million for the second quarter 2012 compared with $5.5 million for the second quarter 2011. This increase was due to the sale of development properties in Canada and additional timber sales in the United States resulting from increased selling opportunities due to weather and other supply concerns of certain customers.

Second quarter operating profit was $7.1 million for 2012 and $2.3 million for 2011 and included special use property disposals of $3.9 million and $0.3 million for 2012 and 2011, respectively.

EBITDA was $7.9 million and $3.1 million for the second quarters of 2012 and 2011, respectively. Depreciation, depletion and amortization expense was $0.8 million for both periods.

Other Financial Information

Working capital was $384.5 million at April 30, 2012, compared with $375.5 million at Oct. 31, 2011. Improvements in accounts receivable and inventory were offset by changes in certain reserves.

Cash flows provided by operating activities were $161.0 million for the second quarter 2012 compared with $55.6 million for the same period last year. For the first six months of 2012, cash flows provided by operating activities were $168.2 million versus cash flows used by operating activities of $12.5 million for the first six months of 2011.

There were no acquisitions in the second quarter 2012.

Capital expenditures were $28.8 million, and there were no timberland purchases for the second quarter 2012 compared with $33.2 million, excluding timberland purchases of $0.5 million, for the second quarter 2011. The 2012 capital expenditures include carryover projects related to our growth platforms, including ongoing construction of the fabric hub in Saudi Arabia.

Long-term debt declined $59.1 million to $1,286.0 million at April 30, 2012, from $1,345.1 million at Oct. 31, 2011. This decrease was primarily due to improved cash flows from operations.

On June 4, 2012, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock. These dividends are payable on July 1, 2012, to stockholders of record at close of business on June 20, 2012.

Company Outlook

For the remainder of the year, we expect that our rigid industrial packaging business in North America and our Paper Packaging and Land Management segments will achieve solid results, while market conditions impacting Europe are anticipated to influence our rigid industrial packaging and flexible products businesses in that region. Contributions from contingency actions, acquisition integration and ongoing Greif Business System initiatives implemented during 2012 are expected to provide additional benefits to the full-year results. Due to the slower pace of economic recovery in Europe compared with expectations earlier in the year, coupled with the currency translation impact of the declining euro, we anticipate EBITDA to be between $500 million and $525 million for 2012.

Conference Call

Management will host a conference call to discuss the second quarter 2012 results on June 7, 2012, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on our website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. We produce steel, plastic, fibre, intermediate bulk, remanufactured and reconditioned rigid industrial containers as well as flexible containers, corrugated and multiwall containers and containerboard, and provide services such as blending, filling, packaging and recycling of industrial containers for a wide range of industries. We also manage timber properties in North America and provide land management consulting services. We are strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on our website at www.greif.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect our business; (ii) historically, our business has been sensitive to changes in general economic or business conditions; (iii) our operations are subject to currency exchange and political risks that could adversely affect our results of operations; (iv) the continuing consolidation of our customer base and suppliers may intensify pricing pressure; (v) we operate in highly competitive industries; (vi) our business is sensitive to changes in industry demands; (vii) raw material and energy price fluctuations and shortages may adversely impact our manufacturing operations and costs; (viii) we may encounter difficulties arising from acquisitions; (ix) we may incur additional restructuring costs and there is no guarantee that our efforts to reduce costs will be successful; (x) tax legislation initiatives or challenges to our tax positions may adversely impact our financial results or condition; (xi) several operations are conducted by joint ventures that we cannot operate solely for our benefit; (xii) our ability to attract, develop and retain talented employees, managers and executives is critical to our success; (xiii) our business may be adversely impacted by work stoppages and other labor relations matters; (xiv) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage; (xv) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology and other business systems; (xvi) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact our operations and financial performance; (xvii) changing climate conditions may adversely affect our operations and financial performance; (xviii) we may incur fines or penalties, damage to reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws; and (xix) the frequency and volume of our timber and timberland sales will impact our financial performance. Changes in business results may impact our book tax rates. The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of our Form 10-K for the year ended Oct. 31, 2011 and our other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars and shares in millions, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2012	2011	2012	2011
Net sales	$1,095.3	$1,050.7	$2,088.0	$1,994.5
Cost of products sold	892.2	843.4	1,706.2	1,611.1

Gross profit	203.1	207.3	381.8	383.4

Selling, general and administrative expenses	121.9	113.9	234.5	220.4
Restructuring charges	10.1	5.0	19.0	8.0
(Gain) on disposal of properties, plants and equipment, net	(3.2)	(2.9)	(4.3)	(5.0)

Operating profit	74.3	91.3	132.6	160.0

Interest expense, net	24.1	18.6	47.8	35.4
Other expense, net	2.7	7.3	2.5	5.4

Income before income tax expense and equity earnings of unconsolidated affiliates, net	47.5	65.4	82.3	119.2

Income tax expense	13.3	14.8	23.5	28.0
Equity earnings of unconsolidated affiliates, net of tax	2.0	—	2.0	0.5

Net income	36.2	50.6	60.8	91.7
Net loss (income) attributable to noncontrolling interests	0.6	0.3	(0.1)	0.6

Net income attributable to Greif, Inc.	$36.8	$50.9	$60.7	$92.3

Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.63	$0.87	$1.05	$1.58
Class B Common Stock	$0.95	$1.31	$1.56	$2.37

Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.63	$0.87	$1.04	$1.58
Class B Common Stock	$0.95	$1.31	$1.56	$2.37

Shares used to calculate basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	25.1	24.8	25.1	24.8
Class B Common Stock	22.1	22.4	22.1	22.4

Shares used to calculate diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	25.3	25.1	25.2	25.1
Class B Common Stock	22.1	22.4	22.1	22.4

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in millions)

	April 30, 2012	October 31, 2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$104.9	$127.4
Trade accounts receivable	503.9	568.6
Inventories	385.9	432.5
Current portion related party notes receivable	14.9	1.7
Other current assets	177.6	175.1

	1,187.2	1,305.3

LONG-TERM ASSETS
Goodwill	973.8	1,004.9
Intangible assets	211.9	229.8
Related party note receivable	17.1	18.3
Assets held by special purpose entities	50.9	50.9
Other long-term assets	170.8	162.8

	1,424.5	1,466.7

PROPERTIES, PLANTS AND EQUIPMENT	1,418.5	1,435.3

	$4,030.2	$4,207.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$441.9	$487.8
Short-term borrowings	105.2	137.3
Current portion of long-term debt	18.8	12.5
Other current liabilities	236.8	292.2

	802.7	929.8

LONG-TERM LIABILITIES
Long-term debt	1,286.0	1,345.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	486.3	496.9

	1,815.6	1,885.3

SHAREHOLDERS’ EQUITY	1,411.9	1,392.2

	$4,030.2	$4,207.3

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36.2	$50.6	$60.8	$91.7
Depreciation, depletion and amortization	39.7	34.6	78.4	67.7
Other non-cash adjustments to net income	(3.4)	(7.2)	(8.9)	(10.1)
Increase (decrease) in cash from changes in certain assets and liabilities and other	88.5	(22.4)	37.9	(161.8)

Net cash provided by (used in) operating activities	161.0	55.6	168.2	(12.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	—	(28.5)	—	(28.5)
Cash paid for deferred purchase price	—	—	(14.3)	—
Purchases of properties, plants, equipment and timber properties	(28.8)	(33.7)	(72.1)	(74.6)
Issuance of notes receivable to related party	0.7	(21.2)	(11.9)	(21.8)
Other	5.7	2.2	7.0	4.9

Net cash used in investing activities	(22.4)	(81.2)	(91.3)	(120.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments) proceeds on debt, net	(113.8)	28.0	(49.4)	169.0
Dividends paid	(24.5)	(24.5)	(48.8)	(48.8)
Other	0.4	(2.9)	0.6	(2.7)

Net cash (used in) provided by financing activities	(137.9)	0.6	(97.6)	117.5

EFFECTS OF EXCHANGE RATES ON CASH	0.2	2.8	(1.8)	3.6

Net increase (decrease) in cash and cash equivalents	0.9	(22.2)	(22.5)	(11.4)
Cash and cash equivalents at beginning of the period	104.0	117.7	127.4	106.9

Cash and cash equivalents at end of the period	$104.9	$95.5	$104.9	$95.5

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in millions, except per share amounts)

	Three months ended April 30, 2012			Three months ended April 30, 2011
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
Operating profit	$74.3			$91.3
Restructuring charges	10.1			5.0
Acquisition-related costs	1.2			8.0

Operating profit before special items	$85.6			$104.3

Net income attributable to Greif, Inc.	$36.8	$0.63	$0.95	$50.9	$0.87	$1.31
Restructuring charges, net of tax	7.3	0.13	0.19	3.8	0.06	0.10
Acquisition-related costs, net of tax	0.8	0.01	0.02	6.3	0.11	0.16

Net income attributable to Greif, Inc. before special items	$44.9	$0.77	$1.16	$61.0	$1.04	$1.57

	Six months ended April 30, 2012			Six months ended April 30, 2011
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
Operating profit	$132.6			$160.0
Restructuring charges	19.0			8.0
Acquisition-related costs	3.4			16.5

Operating profit before special items	$155.0			$184.5

Net income attributable to Greif, Inc.	$60.7	$1.04	$1.56	$92.3	$1.58	$2.37
Restructuring charges, net of tax	13.6	0.24	0.35	6.1	0.10	0.15
Acquisition-related costs, net of tax	2.4	0.04	0.06	12.7	0.21	0.33

Net income attributable to Greif, Inc. before special items	$76.7	$1.32	$1.97	$111.1	$1.89	$2.85

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

SEGMENT OPERATING PROFIT AND OTHER DATA

UNAUDITED

(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2012	2011	2012	2011
Net sales:
Rigid Industrial Packaging & Services	$802.9	$743.9	$1,506.2	$1,397.8
Flexible Products & Services	113.9	134.8	228.7	262.8
Paper Packaging	170.6	166.5	338.7	323.3
Land Management	7.9	5.5	14.4	10.6

Total net sales	$1,095.3	$1,050.7	$2,088.0	$1,994.5

Operating profit (loss):
Rigid Industrial Packaging & Services	$54.8	$66.1	$87.6	$112.2
Flexible Products & Services	(1.9)	2.0	0.4	3.5
Paper Packaging	14.3	20.9	34.5	39.0
Land Management	7.1	2.3	10.1	5.3

Total operating profit	74.3	91.3	132.6	160.0

Restructuring charges:
Rigid Industrial Packaging & Services	5.5	2.3	12.8	4.6
Flexible Products & Services	4.6	3.2	6.2	3.2
Paper Packaging	—	(0.5)	—	0.2

Total restructuring charges	10.1	5.0	19.0	8.0

Acquisition-related costs:
Rigid Industrial Packaging & Services	0.8	2.7	2.5	4.2
Flexible Products & Services	0.4	5.3	0.9	12.3

Total acquisition-related costs	1.2	8.0	3.4	16.5

Operating profit before special items:
Rigid Industrial Packaging & Services	61.1	71.1	102.9	121.0
Flexible Products & Services	3.1	10.5	7.5	19.0
Paper Packaging	14.3	20.4	34.5	39.2
Land Management	7.1	2.3	10.1	5.3

Total operating profit before special items	$85.6	$104.3	$155.0	$184.5

GREIF, INC. AND SUBSIDIARY COMPANIES

WORKING CAPITAL

UNAUDITED

(Dollars in millions)

	April 30, 2012	October 31, 2011
Current assets	$1,187.2	$1,305.3
Less: current liabilities	802.7	929.8

Working capital	384.5	375.5
Less: cash and cash equivalents	104.9	127.4

Net working capital	$279.6	$248.1

Long-term debt	$1,286.0	$1,345.1
Plus: current portion of long-term debt	18.8	12.5
Plus: short-term borrowings	105.2	137.3
Less: cash and cash equivalents	104.9	127.4

Net debt	$1,305.1	$1,367.5

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED EBITDA4

UNAUDITED

(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2012	2011	2012	2011
Net income	$36.2	$50.6	$60.8	$91.7
Plus: interest expense, net	24.1	18.6	47.8	35.4
Plus: income tax expense	13.3	14.8	23.5	28.0
Plus: depreciation, depletion and amortization expense	39.7	34.6	78.4	67.7
Less: equity earnings of unconsolidated affiliates, net of tax	2.0	—	2.0	0.5

EBITDA	111.3	118.6	208.5	222.3

Restructuring charges	10.1	5.0	19.0	8.0
Acquisition-related costs	1.2	8.0	3.4	16.5

EBITDA before special items	$122.6	$131.6	$230.9	$246.8

Net income	$36.2	$50.6	$60.8	$91.7
Plus: interest expense, net	24.1	18.6	47.8	35.4
Plus: income tax expense	13.3	14.8	23.5	28.0
Plus: other expense, net	2.7	7.3	2.5	5.4
Less: equity earnings of unconsolidated affiliates, net of tax	2.0	—	2.0	0.5

Operating profit	74.3	91.3	132.6	160.0
Less: other expense, net	2.7	7.3	2.5	5.4
Plus: depreciation, depletion and amortization expense	39.7	34.6	78.4	67.7

EBITDA	111.3	118.6	208.5	222.3
Restructuring charges	10.1	5.0	19.0	8.0
Acquisition-related costs	1.2	8.0	3.4	16.5

EBITDA before special items	$122.6	$131.6	$230.9	$246.8

[4]

EBITDA is defined as net income, plus interest expense, net, plus income tax expense, less equity of unconsolidated affiliates, net of tax, plus depreciation, depletion and amortization. However, because we do not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which as demonstrated in the preceding table is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT EBITDA5

UNAUDITED

(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2012	2011	2012	2011
Rigid Industrial Packaging & Services
Operating profit	$54.8	$66.1	$87.6	$112.2
Less: other expense, net	1.2	5.1	1.6	4.6
Plus: depreciation and amortization expense	27.3	21.8	53.2	42.2

EBITDA	80.9	82.8	139.2	149.8
Restructuring charges	5.5	2.3	12.8	4.6
Acquisition-related costs	0.8	2.7	2.5	4.2

EBITDA before special items	$87.2	$87.8	$154.5	$158.6

Flexible Products & Services
Operating (loss) profit	$(1.9)	$2.0	$0.4	$3.5
Less: other expense, net	1.4	1.5	1.1	0.2
Plus: depreciation and amortization expense	3.8	4.1	7.7	8.3

EBITDA	0.5	4.6	7.0	11.6
Restructuring charges	4.6	3.2	6.2	3.2
Acquisition-related costs	0.4	5.3	0.9	12.3

EBITDA before special items	$5.5	$13.1	$14.1	$27.1

Paper Packaging
Operating profit	$14.3	$20.9	$34.5	$39.0
Less: other expense (income), net	0.1	0.7	(0.2)	0.6
Plus: depreciation and amortization expense	7.8	7.9	15.7	15.6

EBITDA	22.0	28.1	50.4	54.0
Restructuring charges	—	(0.5)	—	0.2

EBITDA before special items	$22.0	$27.6	$50.4	$54.2

Land Management
Operating profit	$7.1	$2.3	$10.1	$5.3
Plus: depreciation, depletion and amortization expense	0.8	0.8	1.8	1.6

EBITDA and EBITDA before special items	$7.9	$3.1	$11.9	$6.9

Consolidated EBITDA	$111.3	$118.6	$208.5	$222.3

Consolidated EBITDA before special items	$122.6	$131.6	$230.9	$246.8

[5]

EBITDA is defined as net income, plus interest expense, net, plus income tax expense, less equity of unconsolidated affiliates, net of tax, plus depreciation, depletion and amortization. However, because we do not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which as demonstrated in the preceding table is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in millions)

	Three months ended		Six months ended
	April 30,		April 30,
	2012	2011	2012	2011
Net sales:
North America	$503.8	$484.0	$957.2	$923.8
Europe, Middle East and Africa	423.9	406.5	802.2	751.6
Asia Pacific and Latin America	167.6	160.2	328.6	319.1

Total net sales	$1,095.3	$1,050.7	$2,088.0	$1,994.5

Operating profit before special items:
North America	$46.8	$51.4	$88.2	$91.0
Europe, Middle East and Africa	34.9	48.6	56.2	79.3
Asia Pacific and Latin America	3.9	4.3	10.6	14.2

Total operating profit before special items	$85.6	$104.3	$155.0	$184.5

Contacts:

Analysts:	Robert Lentz | 614-876-2000
Media:	Deb Strohmaier | 740-549-6074 | 740-816-0692 cell